EXHIBIT 2

EXECUTION COPY

SUPPLEMENTAL FISCAL AGENCY

AGREEMENT, dated as of April 30, 2004, between

The Government of Jamaica (“Jamaica”), Deutsche

Bank Trust Company Americas, as fiscal agent,

principal paying agent and registrar (the “Fiscal

Agent”) and Deutsche Bank Luxembourg S.A., as

paying agent and transfer agent (the “Luxembourg

Paying Agent”).

W I T N E S S E T H:

WHEREAS, Jamaica, the Fiscal Agent and the Luxembourg Paying Agent have entered into a Fiscal Agency Agreement dated as of June 20, 2002 (the “Fiscal Agency Agreement”).

WHEREAS, on June 20, 2002, Jamaica issued US$300,000,000 principal amount of 10.625% Notes due 2017 (the “Old 2017 Notes”) pursuant to the Fiscal Agency Agreement.

WHEREAS, pursuant to the terms and conditions set forth in (i) the form of the note attached to the Fiscal Agency Agreement and (ii) the Old 2017 Notes, Jamaica may from time to time without the consent of the holders of the Old 2017 Notes create and issue further notes, bonds or debentures having the same terms and conditions as the Old 2017 Notes in all respects (or in all respects except for the payment of interest on the Old 2017 Notes (i) scheduled and paid prior to the date of issuance of such notes, bonds or debentures or (ii) payable on the first interest payment date following such date of issuance) so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds and debentures of any series (including the Old 2017 Notes).

WHEREAS, pursuant to the terms and conditions set forth in (i) the form of the notes attached to the Fiscal Agency Agreement and (ii) the Old 2017 Notes, any further notes, bonds or debentures forming a single series with the outstanding notes, bonds or debentures of any series (including the Old 2017 Notes) constituted by the Fiscal Agency Agreement or any agreement supplemental to it shall, and any other notes, bonds or debentures may (with the consent of the Fiscal Agent), be constituted by an agreement supplemental to the Fiscal Agency Agreement.

WHEREAS, Jamaica has decided to issue US$125,000,000 principal amount of 10.625% Notes due 2017 (the “New 2017 Notes”), which Notes constitute a further issuance of, are fungible with and are consolidated and form a single series with, the Old 2017 Notes, and upon issuance, will rank pari passu with the Old 2017 Notes in all respects.

WHEREAS, all acts and things necessary to make this Supplemental Fiscal Agency Agreement a valid and binding agreement of Jamaica, the Fiscal Agent and the Luxembourg Paying Agent in accordance with its terms have been duly done and performed.

NOW, THEREFORE, the parties hereto agree as follows:

1. The New 2017 Notes shall constitute a further issuance of, are fungible with and are consolidated and form a single series with, the Old 2017 Notes, and upon issuance, shall rank pari passu with the Old 2017 Notes in all respects.

2. References in the Fiscal Agency Agreement (including without limitation, the Exhibits thereto) and in the Old 2017 Notes to (a) the “Securities” shall be deemed to include the New 2017 Notes and (b) to the “Agreement” or the “Fiscal Agency Agreement” shall be deemed to be references to the Fiscal Agency Agreement, as supplemented by this Supplemental Fiscal Agency Agreement.

3. The Fiscal Agency Agreement, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

4. This Supplemental Fiscal Agency Agreement shall become effective upon, and simultaneously with, the issuance of the New 2017 Notes.

5. This Supplemental Fiscal Agency Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of law principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except that all matters governing the authorization, execution and delivery of this Supplemental Fiscal Agency Agreement by Jamaica will be governed by the laws of Jamaica. This Supplemental Fiscal Agency Agreement may be executed in any number of separate counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Fiscal Agency Agreement as of the date first mentioned above.

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THE GOVERNMENT OF JAMAICA

By:	/s/ Murna Morgan
	Name:	Murna Morgan
	Title:	Senior Director, Ministry of Finance and Planning

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Dorothy Robinson
	Name:	Dorothy Robinson
	Title:	Vice President

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Dorothy Robinson
	Name:	Dorothy Robinson
	Title:	Vice President

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